                                                               Exhibit (a)(1)(A)

                             BELL MICROPRODUCTS INC.

                                 EXCHANGE OFFER

                                  STOCK OPTIONS
                                       FOR
                             RESTRICTED STOCK UNITS

                           --------------------------

               The exchange offer and withdrawal rights expire at
              midnight, Pacific Time, on December 30, 2002, unless
                         the exchange offer is extended.

                           --------------------------

         Bell Microproducts Inc. is offering its officers and employees the opportunity to exchange their "eligible options" for restricted stock units. Eligible options include all outstanding stock options with an exercise price of $11.75 or more per share outstanding under:

     o Bell's 1998 Amended and Restated Stock Plan, as amended, referred to as the 1998 plan, and

     o All non-qualified stock option agreements entered into by Bell with various officers and employees entered into outside our 1998 plan.

          You can only participate in this exchange if you:

     o    hold eligible options;

     o are an officer or employee of Bell or one of its subsidiaries on the date this exchange offer is made;

     o continue to be an officer or employee of Bell or one of its subsidiaries on the date this exchange offer expires; and

     o have not received or submitted a notice of termination of employment before the date you receive your restricted stock unit agreement.

         The commencement date of this exchange offer is November 25, 2002. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related letter of transmittal. We have filed a form of the Letter of Transmittal as Exhibit (a)(1)(B) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on November 25, 2002, and have included a copy with this exchange offer. You are not required to accept this exchange offer. If you choose to tender eligible options granted by a particular stock option agreement, you must tender all eligible options granted by that particular agreement but need not tender eligible options granted by different stock option agreements. Further, if you choose to tender any eligible options, you must tender all options granted to you on or after May 26, 2002, regardless of the exercise price of such options. We often refer to all outstanding options included in this exchange offer as "covered options."

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "BELM." On November 22, 2002, the last reported price of our common stock on the Nasdaq National Market was $7.69 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

         You should direct questions about this exchange offer or for additional copies of this exchange offer or the letter of transmittal to Dick Jacquet, Vice President of Human Resources at (408) 467-2760 (djacquet@bellmicro.com) or Linda Teague, Director of Human Resources, at (408) 467-1617 (lteague@bellmicro.com).

                                    IMPORTANT

         If you wish to tender your covered options for exchange, you must complete and sign the letter of transmittal and return it to Linda Teague, Director of Human Resources, at Bell Microproducts Inc., 1941 Ringwood Avenue, San Jose, California 95131-1721, Fax No. (408) 451-1617, before 12:00 midnight, Pacific Time, on December 30, 2002, unless this exchange offer is extended. You do not need to return your stock option agreements for your covered options to effectively elect to participate in this exchange offer.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your covered options in this exchange offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this exchange offer other than the information and representations contained in this exchange offer or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................4
THE EXCHANGE OFFER...............................................................................................16

   1.    NUMBER OF RESTRICTED STOCK UNITS........................................................................16
   2.    PURPOSE OF THE EXCHANGE OFFER...........................................................................17
   3.    PROCEDURES FOR TENDERING COVERED OPTIONS................................................................17
   4.    WITHDRAWAL RIGHTS.......................................................................................18
   5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS...............................20
   6.    CONDITIONS OF THE EXCHANGE OFFER........................................................................21
   7.    PRICE RANGE OF COMMON STOCK.............................................................................24
   8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS.....................................24
   9.    INFORMATION ABOUT BELL MICROPRODUCTS INC................................................................27
   10.   INTERESTS OF DIRECTORS AND OFFICERS.....................................................................30
   11.   ACCOUNTING CONSEQUENCES OF THE EXCHANGE OFFER...........................................................31
   12.   LEGAL MATTERS; REGULATORY APPROVALS.....................................................................32
   13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...........................................................32
   14.   MATERIAL INTERNATIONAL TAX CONSEQUENCES.................................................................35
   15.   EXTENSION OF EXCHANGE OFFER; TERMINATION; AMENDMENT.....................................................38
   16.   FEES AND EXPENSES.......................................................................................39
   17.   ADDITIONAL INFORMATION..................................................................................39
   18.   FORWARD-LOOKING STATEMENTS; MISCELLANEOUS...............................................................41

SCHEDULE A:  INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF BELL
             MICROPRODUCTS INC.

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this exchange offer and the accompanying letter of transmittal because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

QUESTION 1. DO ALL OF THE ANSWERS TO THE QUESTIONS IN THIS SUMMARY TERM SHEET APPLY EQUALLY TO ALL OFFICERS AND EMPLOYEES, OR ARE THERE SOME THAT DO NOT AFFECT ME?

         If you are a U.S. officer or employee, all of the questions and answers in this summary term sheet are important to you, and you should carefully consider all of the information in them when deciding whether to participate in the exchange offer. If you are not a U.S. officer or employee, not all of the questions and answers in this summary term sheet are important to you. Specifically, all questions and answers regarding tax consequences if you participate in the exchange offer are based upon U.S. tax laws and regulations, and are not applicable to you. Rather, if you are a non-U.S. officer or employee, we have included a separate summary of tax considerations that you should carefully consider when deciding whether or not to participate in the exchange offer. See Section 14, "Material International Tax Consequences." All officers and employees, regardless of your country of employment, are encouraged to consult your own tax advisors to more fully understand the tax consequences of participating in the exchange offer since the tax information we are providing you is general in nature, and may not apply to your specific circumstances.

QUESTION 2. WHY ARE WE MAKING THIS EXCHANGE OFFER?

         We are making this exchange offer because we believe that granting restricted stock units will motivate higher levels of performance and provide an effective means of recognizing employee contributions to our success. In light of recent stock market volatility, especially for companies in high-tech industries, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this exchange offer, we intend to provide you with the benefit of owning shares of our common stock that, over time, may have a greater potential to increase in value when compared to eligible options, create better performance and retention incentives and thereby maximize stockholder value. See Section 2, "Purpose of this Exchange Offer."

QUESTION 3. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE, AND WHO CAN PARTICIPATE IN THE EXCHANGE OFFER?

         We are offering to exchange all outstanding covered options, whether or not currently exercisable. You can only participate in this exchange if you:

     o hold eligible options (options with an exercise price of $11.75 or more);

     o are an one of our or our subsidiaries' officers or employees on the date this exchange offer is made;

     o continue to be one of our or our subsidiaries' officers or employees on the date this exchange offer expires; and

     o have not received or submitted a notice of termination of employment before the date you receive your restricted stock unit agreement.

You are not required to accept this exchange offer. If you choose to tender eligible options granted by a particular stock option agreement, you must tender all eligible options granted by that particular agreement but need not tender eligible options granted by different stock option agreements. Further, if you choose to tender any eligible options, you must tender all options granted to you on or after May 26, 2002, regardless of the exercise price of such options. In exchange for your covered options, you will receive restricted stock units.

QUESTION 4. WHAT IS A RESTRICTED STOCK UNIT?

         Each restricted stock unit represents the right to receive one (1) share of our common stock. Restricted stock units do not entitle you to any shareholder rights, and you may not sell or otherwise transfer them. Restricted stock units will be represented by a restricted stock unit agreement that you will be required to enter into with us in accordance with the 1998 plan. You will not receive actual shares of common stock until restricted stock units vest. On each of four (4) annual vesting dates, twenty-five percent (25%) of your restricted stock units will automatically be cancelled and replaced with shares of common stock. You will not be required to make a cash payment to us to receive such shares of common stock, other than payment of income and payroll taxes that you will be required to pay. Once you receive shares of our common stock, and you have paid or authorized us to withhold and pay your income and payroll taxes, you will have the same rights as all other shareholders, and you may hold, transfer or sell them as you desire, subject to securities laws. See
Section 8, "Source and Amount of Consideration; Terms of Restricted Stock Units," Section 13, "Material U.S. Federal Income Tax Consequences" and Section 14 "Material International Tax Consequences."

QUESTION 5. HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE COVERED OPTIONS I TENDER?

         For every three (3) shares issuable under the covered options that you tender and that we accept, you will receive one (1) restricted stock unit. For example, if you tender and we accept options covered to purchase 1,000 shares of common stock, you will receive 334 restricted stock units. The exact number of covered options that you have now is listed on the enclosed statement. See
Section 5, "Acceptance of Options for Exchange and Cancellation and Issuance of Restricted Stock Units."

QUESTION 6. WHAT IS THE VESTING SCHEDULE FOR RESTRICTED STOCK UNITS?

         Restricted stock units for all officers and employees will vest in four
(4) equal, annual installments. For example, if the vest start date is January 20, 2003, and you receive 1,000 restricted stock units, the restricted stock units will vest in equal increments of 250 on January 20th of 2004, 2005, 2006 and 2007. The vest start date will be the date that we accept all tendered options for conversion, which will be promptly after expiration of the exchange offer unless we have terminated the exchange offer prior to the expiration date.

QUESTION 7. WHAT HAPPENS IF I AM TERMINATED AS AN EMPLOYEE BEFORE I RECEIVE MY RESTRICTED STOCK UNIT AGREEMENT?

         If your employment with us or one of our subsidiaries, as the case may be, terminates for any reason or if you receive or submit a notice of termination before you receive your restricted stock unit agreement, you may withdraw your tendered options and exercise them for a limited time to the extent they are vested and in accordance with their terms.

         If you are currently considered an "at-will" employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before you receive your restricted stock unit agreement, for any reason, with or without cause.

QUESTION 8. WHAT HAPPENS IF I AM TERMINATED OR QUIT BEFORE ALL OF MY RESTRICTED STOCK UNITS VEST?

         If you are terminated or quit before all of your restricted stock units vest, you will forfeit all restricted stock units to the extent that they remain unvested on your final day of employment, and will not receive any compensation for such forfeited units. You will own and be able to keep all shares of common stock that you received prior to your last day of employment with us. If you elect to keep (i.e., to not tender) all or some of your eligible options in this exchange offer, the provisions of your option agreements generally provide that you have 30 days' after the date of your final day of employment with us to exercise your stock options to the extent that they are vested prior to your final date of employment. If you do not exercise them within that 30-day period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

QUESTION 9. DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTIONS, OR MAY I DECIDE TO TENDER ONLY A PORTION OF MY ELIGIBLE OPTIONS?

         You do not have to tender any of your eligible options in this exchange offer. If you choose to tender eligible options granted by a particular stock option agreement, you must tender all eligible options granted by that particular agreement but need not tender eligible options granted by different stock option agreements. Further, if you choose to tender any eligible options, you must tender all options granted to you on or after May 26, 2002. If you attempt to tender some of your eligible options granted under a particular agreement but do not include all of your eligible options under that particular agreement, we will reject your entire tender. Further, if you tender eligible options but do not tender options granted to you on or after May 26, 2002, we will reject your entire tender.

QUESTION 10. MAY I TENDER UNVESTED OPTIONS?

         Yes. You may tender all covered options, whether or not they are vested.

QUESTION 11. MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

         No. This exchange offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options or pursuant to our Employee Stock Purchase Plan. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not included in this exchange offer. If you have exercised an eligible option in part, only the remaining outstanding (unexercised) portion of the option is included in this exchange offer.

QUESTION 12. DO I HAVE TO PAY ANY MONEY TO GET MY RESTRICTED STOCK UNIT AGREEMENT OR SHARES OF COMMON STOCK?

         You will not be required to pay any money to receive your restricted stock unit agreement. You will only be required to forfeit covered options that you tender and that we accept. As your restricted stock units vest, you will not be required to pay us any money to receive shares of common stock. Instead, your vested restricted stock units will be cancelled and replaced with shares of common stock. As more fully described in response to Question 17, you will be required to pay income and payroll taxes on the value of the common stock you receive on each annual vesting date.

QUESTION 13. WHEN WILL I RECEIVE MY RESTRICTED STOCK UNIT AGREEMENT?

         We expect to begin the process of issuing restricted stock unit agreements promptly following the date that tendered options are accepted for exchange. The scheduled expiration date of this exchange offer is December 30, 2002, and we expect to accept all tendered options promptly thereafter, unless we extend this exchange offer. You must properly execute the restricted stock unit agreement and return it to us.

QUESTION 14. WHAT HAPPENS ONCE I RETURN MY EXECUTED RESTRICTED STOCK UNIT AGREEMENT?

         Shortly after we receive your executed restricted stock unit agreement, we will notify E*Trade of the number of restricted stock units you have been awarded. Through E*Trade's Option Link system, you will be able to view your awards, and to monitor your vesting dates, much as you can do now with stock options that we have previously granted to you. On each annual vesting date, your Options Link account will automatically reflect the exchange of your vested restricted stock units for shares of common stock, in accordance with this exchange offer. You will not be able to transfer your shares of common stock to any other account until you have paid or authorized payroll deductions to pay your minimum income and payroll taxes. However, you will be able to immediately sell all or a portion of your shares of common stock from your Options Link account. If you have previously paid or authorized payroll deductions to pay all of your income and payroll tax obligation (see Question 18), then all proceeds from the sale of any such shares will be yours to keep. If you have not paid or authorized payroll deductions to pay your income and payroll tax obligation, then proceeds in an amount necessary to satisfy your minimum income and payroll taxes will first be paid to us so that we may satisfy our withholding tax obligations with respect to the vested portion of your award. If your income and payroll tax obligations have not been fully satisfied within 30 days of the date that you receive shares of common stock, of if you have not properly authorized payroll deductions, then, as discussed more fully in the answer to Question 18, we will withhold from your first paycheck (and subsequent paychecks if necessary) after the expiration of the 30-day period an amount necessary to satisfy your minimum unsatisfied income and payroll tax obligation. As soon as your income and payroll tax obligations have been satisfied in full, all shares of common stock in your Options Link account will be transferred to your personal account at E*Trade and you may sell or transfer them without restriction or deduction.

QUESTION 15. WILL THE RESTRICTED STOCK UNITS EVER EXPIRE?

         Unlike options, the restricted stock units do not expire. Instead, if you are still one of our or our subsidiaries' officers or employees on each of your four (4) annual vesting dates, you will automatically receive shares of common stock in exchange for the portion of your restricted stock units that vest on each such date. See also the answer to Question 8.

QUESTION 16. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED IN EXCHANGE FOR MY VESTED RESTRICTED STOCK UNITS?

         In all cases, the restricted stock units to be issued to eligible option holders will be authorized from our 1998 plan, and shares of common stock to be issued in exchange for vested restricted stock units will be drawn from the pool of common stock currently authorized for issuance under that plan. See
Section 8, "Source and Amount of Consideration; Terms of Restricted Stock Units." All covered options tendered to, and accepted by, us that were originally granted under the 1998 plan will be cancelled, thereby providing additional stock for future grants or awards under that plan. All covered options tendered to and accepted by us that were originally granted outside of our 1998 plan will be cancelled, thereby increasing the number of shares of authorized, unreserved common stock available for issuance in the future, including pursuant to future grants or awards of stock to officers and employees. See Section 11, "Status of Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer."

QUESTION 17. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY COVERED OPTIONS IN THE EXCHANGE OFFER?

         If you are a U.S. taxpayer, you will not incur any immediate tax consequences when you exchange your options. See Section 13, "Material U.S. Federal Income Tax Consequences." Please see Question 18 for more information about the tax consequences of receiving restricted stock units. If you are a non-U.S. taxpayer, we do not believe that you will incur immediate tax consequences when you exchange your options. See Section 14, "Material International Tax Consequences."

QUESTION 18. HOW WILL INCOME AND PAYROLL TAXES BE HANDLED WHEN MY RESTRICTED STOCK UNITS VEST?

         For both U.S. and non-U.S. officers and employees, as your restricted stock units vest over time you will be required to recognize taxable income. This means that, unless you pay income and employment taxes in Belgium or Chile, we will have an obligation to withhold income and payroll taxes, much like the obligation that arises when we pay you a salary or a bonus.

         We are offering you various alternatives to satisfy your income and payroll tax obligations. The alternatives are as follows:

     o You may authorize us to make four (4) equal payroll deductions if you are paid every two weeks or two (2) equal payroll deductions if you are paid monthly to pay your minimum income and payroll taxes. If you choose this alternative, withholdings will begin in the first pay period following each annual vesting date. In the United Kingdom, officers and employees are required to pay any tax or National Insurance Contribution liability to us within 30 days of vesting. As a result, officers and employees in the United Kingdom may NOT select this alternative since withholdings would not be completed prior to the end of this 30-day period.

     o You may elect to pay us, within 30 days immediately following each annual vesting date, all minimum income and payroll taxes by delivering a personal check to us. If you choose this alternative, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy any unsatisfied portion of your withholding obligation.

     o You may elect to sell a portion of your shares of common stock during the 30-day period immediately following each annual vesting date. If you make this election, E*Trade will automatically withhold minimum income and payroll taxes and remit them directly to us. If you choose this alternative, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy any unsatisfied portion of your withholding obligation.

Within 60 days prior to each annual vesting date, you must notify us in writing which alternative you have chosen. This election can be made by mailing or faxing to us the Tax Withholding Election Form, a form of which we filed as Exhibit (a)(1)(G) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on November 25, 2002. We will send this election form to you approximately 30 days before you are required to notify us of the alternative you have chosen. If you do not notify us in writing at least 60 days prior to each annual vesting date of the alternative you have chosen, we will deduct the entire amount of the tax obligation in the first pay period (and subsequent pay periods if necessary) following the vesting date for which such election should have been made. You may make a different election for each of your four (4) annual vesting dates. If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and payroll taxes, we will deduct the entire amount of your tax obligation from your final paycheck.

QUESTION 19. MAY I MAKE A TAX ELECTION UNDER U.S. INTERNAL REVENUE CODE SECTION 83(b) WITH RESPECT TO MY RECEIPT OF RESTRICTED STOCK UNITS?

         The discussions immediately above, and the discussions throughout this exchange offer assume, unless otherwise specifically noted, that you will not choose to make the election that is available under U.S. Internal Revenue Code
Section 83(b) relating to the taxation of your restricted stock units. You do have a right to make the election as provided in Section 83(b) of the Internal Revenue Code. If that election is made, you will be required to recognize income immediately upon the exchange of your covered options for restricted stock units in an amount equal to the fair market value of the common stock you will receive (determined without regard to the restrictions). This fair market value will be based on the closing price of our common stock on the last trading day before the restricted stock units are issued to you in the exchange. In addition, if that election is made, no further income will be recognized by you as the restricted stock units vest, regardless of the fair market value of the stock at the time that the vesting occurs. An advantage of making the Section 83(b) election is that by paying the tax upon receipt of the restricted stock units based on its then fair market value, you will not be required to pay tax in the future as the shares vest at whatever higher value the shares are at that time (assuming, of course, that the shares appreciate in value). The primary disadvantage of making the election is the requirement that you recognize income immediately upon receipt of the restricted stock units (rather than deferred to the date of vesting) and the accompanying requirement that the taxes be paid before you receive any shares of common stock. As a result, our withholding obligations must be met through cash payments by you to us at the time the exchange is accepted without the ability to sell shares of common stock to generate the tax withholding amount. An additional disadvantage is that you will be entitled to no refund or deduction for tax purposes if the value of the stock at the time that the vesting occurs is less than the value on which you paid tax at the date of the exchange. Furthermore, if your employment terminates before vesting occurs (and therefore you forfeit the unvested restricted stock units) you will not be entitled to any deduction, regardless of having paid tax with respect to the forfeited restricted stock units.

         You will be asked to certify in your transmittal letter accepting the offer to exchange eligible options that you do or do not intend to make the
Section 83(b) election. If you certify that you will be making the Section 83(b) election, you will be required to make a one-time cash payment to us sufficient to cover your income and payroll taxes within 30 days of receiving your restricted stock unit agreement. If we do not receive payment within this 30 day period, we will deduct the entire amount of the tax obligation in the first pay period (and subsequent pay periods if necessary) following the expiration of this 30-day period.

         The decision to make a Section 83(b) election is a highly technical one, and should include, among other considerations, the availability to you of cash sufficient to cover the taxes (through the withholding payment to the company) before the shares become marketable by you, your assessment of potential future market value changes in our stock, and the risk that events might prevent your continued employment by us, such that vesting of the restricted stock units might not occur. You should contact your financial and tax advisors with respect to this critical question. A valid election under Section 83(b) must be made by you through appropriate filings with the U.S. Internal Revenue Service within 30 days of the receipt of your restricted stock units in connection with the exchange.

QUESTION 20. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS EXCHANGE OFFER?

         Based upon our review of the U.S. Internal Revenue Code, we believe that it is unlikely that the exchange offer to you will change any of the terms of your eligible incentive stock options if you do not accept this exchange offer. However, there is a possibility that the IRS may characterize the exchange offer to you as a "modification" of those incentive stock options, even if you decline this exchange offer. A successful assertion by the U.S. Internal Revenue Service that the options are modified would extend the period of time that you are required to hold the shares purchased under those options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options. See Section 13, "Material U.S. Federal Income Tax Consequences." However, any assertion by the IRS, even if successful, would not affect the exercise price or vesting schedule of your options.

QUESTION 21. IF I TENDER COVERED OPTIONS IN THE EXCHANGE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY RESTRICTED STOCK UNIT AGREEMENT?

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with this exchange offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day after the date on which we cancel tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of this exchange offer. See Section 11, "Status of Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer."

QUESTION 22. WHAT HAPPENS IF BELL IS SUBJECT TO A CHANGE OF CONTROL, SUCH AS A MERGER OR ACQUISITION?

         If we merge with or are acquired by another entity after we accept and cancel tendered options but before we issue the restricted stock units, then the resulting entity will be bound to issue restricted stock units, under the same terms as provided in this exchange offer. If we merge with or are acquired by another entity after we accept and cancel the tendered options and after we issue the restricted stock units but before vesting of all of your restricted stock units, then the resulting entity will be bound to honor your restricted stock unit agreement. In each case, however, the type of security and the number of shares covered by the restricted stock units would be determined by the acquisition or merger agreement between us and the acquirer based on the same principles applied to the handling of shares of common stock that are outstanding at the time of the merger or acquisition. As a result of the ratio in which our common stock may convert into an acquirer's common stock in a merger or acquisition transaction, you may receive restricted stock units for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this exchange offer if no acquisition had occurred. In the event that we acquire another entity, no change will occur with respect to your election to participate in this exchange offer.

         If the change of control occurs after the issuance of shares of common stock to you, you will be considered a Bell stockholder and treated the same as our other stockholders in any change of control.

QUESTION 23. WHEN DOES THIS EXCHANGE OFFER EXPIRE? CAN THIS EXCHANGE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         This exchange offer expires on December 30, 2002, at 12:00 midnight, Pacific Time. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14, "Extension of Exchange Offer; Termination; Amendment."

QUESTION 24. HOW DO I TENDER MY COVERED OPTIONS?

         If you wish to tender your covered options for exchange, you must complete and sign the letter of transmittal and send it to Linda Teague, Director of Human Resources, at Bell Microproducts Inc., 1941 Ringwood Avenue, San Jose, California, 95131-1721, Fax No. (408) 467-2720, before 12:00 midnight, Pacific Time, on December 30, 2002, unless this exchange offer is extended. If we extend this exchange offer beyond December 30, 2002, then you must sign and deliver the letter of transmittal before the extended expiration of this exchange offer. You do not need to return your stock option agreements for your covered options to effectively elect to accept this exchange offer.

         Your election will be effective only upon receipt of your letter of transmittal by Ms. Teague. To ensure timely delivery, we recommend that you send them by fax or, if necessary, by mail, and then follow up with a telephone call or e-mail to confirm receipt by the deadline. Delivery by e-mail will not be accepted. If you have questions about delivery, you may contact Dick Jacquet or Linda Teague. You should review this exchange offer and the letter of transmittal carefully before making your election.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3, "Procedures for Tendering Options." Subject to our rights to extend, terminate and amend this exchange offer, we currently expect that we will accept all properly tendered options promptly after the scheduled expiration date, which is currently December 30, 2002.

QUESTION 25. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the exchange offer expires at 12:00 midnight, Pacific Time, on December 30, 2002. If we extend the exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the exchange offer. If we have not accepted your tendered options by January 20, 2003, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options. To withdraw tendered options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted.

         Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this exchange offer. See
Section 4, "Withdrawal Rights."

QUESTION 26. DO I HAVE TO RETURN A LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

         No. You do not have to return any documents to us if you do not wish to exchange your covered options in this exchange offer.

QUESTION 27. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THIS EXCHANGE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

         If you do not accept this exchange offer, or if we do not accept all tendered options, you will keep all of your current options, and you will not receive any restricted stock units as part of the exchange offer. No changes will be made to your current options. However, if you currently have incentive stock options that are covered options under this exchange offer and you do not accept this exchange offer, see the discussion in response to Question 20 and in
Section 13, "Material U.S. Federal Income Tax Consequences."

QUESTION 28. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THIS EXCHANGE OFFER?

         Although the compensation committee of our board of directors and our board of directors have approved this exchange offer, they recognize that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the compensation committee nor our board of directors is making a formal recommendation to employees as to whether or not to accept this exchange offer.

QUESTION 29. IS THERE ANY INFORMATION REGARDING BELL THAT I SHOULD BE AWARE OF?

         Yes. Your decision of whether to accept or reject this exchange offer should take into account the factors described in this exchange offer as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report of Form 10-K for the fiscal year ender December 31, 2001. In addition, before making your decision to tender your covered options, you should carefully review the information about Bell discussed in Section 9 of this exchange offer. This information includes an update on recent events affecting our business and explains where you can find additional information about us contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, including financial information on pages 24 through 45 of our Annual Report, on pages 3 through 14 of our Quarterly Report and summary financial information contained in Section 9 of this exchange offer. See Section 9, "Information About Bell Microproducts Inc."

QUESTION 30. WHAT ARE THE ACCOUNTING CONSEQUENCES TO US OF MAKING THIS EXCHANGE OFFER?

         We will be required to recognize expense for financial accounting purposes in connection with this exchange offer. In connection with the issuance of restricted stock units in exchange for tendered covered options that we accept for cancellation, we will be required to recognize aggregate expense equal to the number of restricted stock units issued multiplied by the closing price of our common stock on the last trading day before the date we grant the restricted stock units. As an example, assuming a common stock price of $5.00 per share, and that 100% of the covered options are tendered for exchange and accepted for cancellation by us, we will be required to recognize aggregate compensation expense equal to approximately $3,880,416. We will be required to recognize this expense in our financial statements in equal amounts as the restricted stock units vest. Since all restricted stock units will vest in four
(4) equal, annual installments, we will recognize this expense over four consecutive fiscal years beginning in 2003.

         If all eligible options are not tendered for exchange and accepted for cancellation by us, then all such options will remain outstanding according to their original terms. See Question 27. When all covered options were originally issued, we either was not required to recognize in its financial statements any compensation (for all covered options with an exercise price equal to the fair market value of one share of our common stock on the date of grant) or was required to recognize a fixed amount of compensation expense that is recorded over time (for all covered options with an exercise price less than the fair market value of one share of our common stock on the date of grant). If any covered options remain outstanding after the expiration of this exchange offer, all such options will be subject to "variable" accounting treatment. This means that we will be required to record the non-cash accounting impact of decreases and increases in the share price of our common stock as a compensation expense for those options over the vesting period once the share price of our common stock exceeds the exercise price of the options. We will have to continue this variable accounting for all non-tendered options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will have to record. See Section 11, "Status of Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer."

QUESTION 31. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS EXCHANGE OFFER?

         For additional information or assistance, you should contact:

     o Dick Jacquet, Vice President of Human Resources, at (408) 467-2760 or via e-mail at djacquet@bellmicro.com; or

     o Linda Teague, Director of Human Resources, at (408) 451-1617 or vial e-mail at lteague@bellmicro.com.

         In addition to these resources, we also plan to arrange for question and answer sessions about this exchange offer. These sessions will not be a solicitation or make any recommendations whatsoever with respect to this exchange offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this exchange offer. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

                               THE EXCHANGE OFFER

SECTION 1. NUMBER OF RESTRICTED STOCK UNITS.

         We are offering to exchange restricted stock units in return for all of your eligible options, subject to the terms and conditions described in this exchange offer and the related letter of transmittal, as each may be amended from time to time. The eligible options are all options with an exercise price of $11.75 or more outstanding under:

     o Bell's 1998 Amended and Restated Stock Plan, as amended, referred to as the 1998 plan, and

     o All non-qualified stock option agreements with various individuals entered into outside the 1998 plan.

          You can only participate in this exchange if you:

     o    hold eligible options;

     o are an officer or employee of Bell or one of its subsidiaries on the date this exchange offer is made;

     o continue to be an officer or employee of Bell or one of its subsidiaries on the date this exchange offer expires; and

     o have not received or submitted a notice of termination of employment before the date you receive your restricted stock unit agreement.

         If you choose to tender eligible options granted by a particular stock option agreement, you must tender all eligible options granted by that particular agreement but need not tender eligible options granted by different stock option agreements. Further, if you choose to tender any eligible options, you must tender all options granted to you on or after May 26, 2002. If you attempt to tender some of your eligible options granted under a particular stock option agreement but do not include all of your eligible options under that particular agreement, we will reject your entire tender. Further, if you tender eligible options but do not tender options granted to you on or after May 26, 2002, regardless of exercise price of such options, we will reject your entire tender.

         In exchange for your covered options, we will grant you one (1) restricted stock unit for every three (3) shares issuable under tendered covered options that we accept for cancellation. For example, if you exchange covered options exercisable for 1,000 shares of common stock, you will receive 334 restricted stock units. The exact number of covered stock options that you have now is listed on the enclosed statement. We will not issue any fractional restricted stock units and will round up all fractional shares. All restricted stock units will be issued under a restricted stock unit agreement between you and us in accordance with the 1998 plan.

2. PURPOSE OF THE EXCHANGE OFFER.

         We are making this exchange offer for compensatory purposes and to further advance our corporate goals of retaining, motivating and incentivizing our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this exchange offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our officers and employees.

         Although the compensation committee of our board of directors and our board of directors have approved this exchange offer, we recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the compensation committee nor our board of directors is making a formal recommendation to employees as to whether or not to accept this exchange offer.

3. PROCEDURES FOR TENDERING COVERED OPTIONS.

         GENERAL. Our exchange offer is subject to the terms and conditions described in this exchange offer and the letter of transmittal. We will not accept covered options unless they are properly tendered and not validly withdrawn.

         The term "expiration date" means 12:00 midnight, Pacific Time, on December 30, 2002, unless and until we, in our discretion, extend the period of time during which this exchange offer will remain open. If we materially change the terms of this exchange offer or the information about the exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an exchange offer must remain open following material changes in the terms of the exchange offer or information about the exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we extend the period of time during which this exchange offer remains open, the term "expiration date" will refer to the latest time and date at which the exchange offer expires. Section 14 of this exchange offer describes our rights to extend, delay, terminate and amend this exchange offer, and this
Section 3 describes our rights to accept or reject tendered options.

         If we decide to take any of the following actions, we will publish a notice of the action:

     o increase or decrease what we will give you in exchange for your covered options, or

     o increase or decrease the number or type of options eligible to be exchanged in this exchange offer.

         If the exchange offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this exchange offer for a period of at least 10 business days after the date the notice is published.

         For purposes of this exchange offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time, and a "trading day" means any business day on which a closing sale price of our common stock is reported on the Nasdaq National Market.

         MAKING YOUR ELECTION. If you wish to tender your covered options for exchange, you must complete and sign the letter of transmittal and return it to Linda Teague, Director of Human Resources, at Bell Microproducts Inc., 1941 Ringwood Drive, San Jose, California 95131-1721, Fax No. (408) 467-2720, before 12:00 midnight, Pacific Time, on December 30, 2002, unless this exchange offer is extended. We must receive your letter of transmittal before the expiration date. You do not need to return your stock option agreements relating to your covered options to effectively tender those options.

         Your election will be effective upon receipt of your letter of transmittal by Ms. Teague. To ensure timely delivery, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or e-mail to confirm receipt by the deadline. We will only accept a paper copy of your letter of transmittal; delivery by e-mail will not be accepted.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to covered options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder. No covered options will be accepted for exchange until the option holder exchanging the covered options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you properly elect to exchange your covered options according to the procedures described above, you will have accepted the terms and conditions of this exchange offer. Our acceptance of covered options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this exchange offer. Subject to our rights to extend, terminate and amend this exchange offer, we currently expect that we will accept promptly after the expiration of this exchange offer all properly tendered covered options for which a letter of transmittal has been properly delivered and that have not been validly withdrawn. You will be required to enter into a restricted stock unit agreement governing the terms of your restricted stock units.

4. WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4. If you elect to accept this exchange offer and exchange your eligible options granted under a particular stock option agreement and you later want to change your election to reject this exchange offer, you must reject this exchange offer with respect to all of the eligible options granted under that particular agreement but need not reject eligible options granted under different option agreements. No partial rejections of options granted under an individual option agreement will be accepted. Further, if you do not withdraw your election to participate in this exchange offer with respect to all tendered options, you cannot change your obligation to tender options granted to you on or after May 26, 2002. Similarly, if you elect to reject this exchange offer as to eligible options granted under a particular agreement and you later want to change your election to accept this exchange offer and exchange your options, you must accept this exchange offer with respect to all eligible options granted under that particular agreement.

         You may withdraw your tendered options at any time before 12:00 midnight, Pacific Time, on December 30, 2002. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this exchange offer. In addition, if we have not accepted your tendered options by January 20, 2003, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration date of the exchange offer, which is currently December 30, 2002.

         To validly withdraw tendered options, you must deliver to us, by mail or facsimile (to the address or fax number set forth in Section 3), the written notice of withdrawal, properly completed, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant number, grant date, exercise price and the number of options to be withdrawn. The notice of withdrawal should be executed by the option holder who tendered the options to be withdrawn as such option holder's name appears on the option agreement or agreements evidencing such options. Delivery by e-mail will not be accepted. We have filed a form of the Notice of Withdrawal as Exhibit (a)(1)(F) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on November 25, 2002. We will deliver a copy of the Notice of Withdrawal to all officers and employees that validly elect to participate in this exchange offer.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3 of this exchange offer.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices to withdrawal. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNIT AGREEMENTS.

         Upon the terms and subject to the conditions of this exchange offer, we currently expect to accept for exchange options properly tendered and not validly withdrawn promptly after the scheduled expiration date of the exchange offer, which is currently December 30, 2002. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. We currently expect to begin the process of issuing restricted stock unit agreements promptly after that date that we accept tendered options. If this exchange offer is extended, then the issuance date of the restricted stock units will also be extended.

         Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter indicating the number of options (and shares subject to the options) that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, as well as the number of restricted stock units that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on November 25, 2002 as an exhibit to the Tender Offer Statement on Schedule TO.

         If you are not one of our or our subsidiaries' officers or employees from the date you tender options through the date the executed restricted stock unit agreements are delivered to you or if you receive or submit a notice of termination of employment on or before that date, you will not receive a restricted stock units or any other consideration for your tendered options. If this occurs, you may withdraw your tendered options and exercise them for a limited time to the extent they are vested and in accordance with their terms. You must remain one of our or our subsidiaries' officers or employees during the vesting period to receive shares of common stock under the terms of the restricted stock unit agreement.

         If we merge with or are acquired by another entity after we accept and cancel tendered options but before we issue restricted stock units, then the resulting entity will be bound to issue the restricted stock units, under the same terms as provided in this exchange offer. If we merge with or are acquired by another entity after we accept and cancel the tendered options and after we issue the restricted stock units but before vesting of all of your restricted stock units, then the resulting entity will be bound to honor your restricted stock unit agreement. In each case, however, the type of security and the number of shares covered by the restricted stock units would be determined by the merger or acquisition agreement between us and the acquirer based on the same principles applied to the handling of shares of common stock or options to acquire our common stock that are outstanding at the time of the merger or acquisition. As a result of the ratio in which our common stock may convert into an acquirer's common stock in a merger or acquisition transaction, you may receive restricted stock units for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this exchange offer if no acquisition had occurred. In the event that we acquire another entity, no change will occur with respect to your election to participate in this exchange offer. If the change of control occurs after the issuance of your shares of common stock upon vesting of restricted stock units, you will be considered one of our stockholders and treated the same as our other stockholders in any change of control.

6. CONDITIONS OF THE EXCHANGE OFFER.

         Notwithstanding any other provision of this exchange offer, we will not be required to accept any options tendered to us, and we may terminate or amend this exchange offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time before the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with this exchange offer:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this exchange offer, our acquisition of some or all of the tendered options under this exchange offer, the issuance of restricted stock units, or otherwise relates in any manner to this exchange offer;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this exchange offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          o make the acceptance for exchange of, or issuance of restricted stock units for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this exchange offer or otherwise relates in any manner to this exchange offer;

          o delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock units for, some or all of the tendered options;

          o in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Bell or its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

         (c)   there shall have occurred:

          o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          o the commencement and/or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          o any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Bell or its subsidiaries or on the trading in our common stock;

          o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this exchange offer;

          o in the case of any of the foregoing existing at the time of the commencement of this exchange offer, a material acceleration or worsening thereof;

         (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          o any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this exchange offer;

          o    any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before the expiration date of this exchange offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

         (e) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense (other than the compensation expense contemplated for the restricted stock units) against our earnings in connection with the exchange offer; or

         (f) the delisting of our stock from the Nasdaq National Market.

         The conditions to this exchange offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this exchange offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BELM." The following table lists, for the periods indicated, the high and low sale prices per share of our common stock on the Nasdaq National Market.


                                                                 High                  Low
                                                                 ----                  ---
         Year ended December 31, 2001

              First Quarter                                   $ 21.875               $ 10.938

              Second Quarter                                    14.030                  6.930

              Third Quarter                                     10.000                  7.400

              Fourth Quarter                                    14.180                  7.600

         Current Year

              First Quarter                                   $ 15.550               $ 10.050

              Second Quarter                                    12.350                  6.860

              Third Quarter                                      7.800                  3.500

              Fourth Quarter                                     8.360                  3.610
              (through November 22, 2002)

         Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

         We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS.

         CONSIDERATION. The restricted stock units issued in exchange for covered options properly tendered and accepted for exchange and cancellation by us will be issued from our 1998 plan. We will issue one (1) restricted stock unit for every three (3) shares issuable under covered options properly tendered and accepted for exchange and cancellation by us. For example, if you exchange covered options exercisable for 1,000 shares of common stock, you will receive 334 restricted stock units. The exact number and type of stock options that you have now is listed on the enclosed statement. No restricted stock units will be issued to an option holder until that person signs and returns a restricted stock unit agreement.

         As of October 30, 2002, there were issued and outstanding 2,328,250 options to purchase shares of our common stock eligible to participate in this exchange offer. If we receive and accept for exchange all outstanding covered options, we will issue a total of approximately 776,083 restricted stock units. If all covered options are properly tendered and accepted and cancelled, the restricted stock units to be issued will equal approximately 3.9% of the total shares of our common stock issued and outstanding as of November 11, 2002.

         TERMS OF RESTRICTED STOCK UNITS. We will issue the restricted stock units under our 1998 plan, and evidence them by a restricted stock unit agreement between us and each option holder whose tendered options in this exchange offer are accepted and cancelled. The restricted stock unit agreement will be substantially the same as the form of restricted stock unit agreement attached as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on November 25, 2002. You must execute the restricted stock unit agreement to be entitled to your restricted stock units. We currently expect to begin the process of delivering executed restricted stock unit agreements promptly after the date that we accept tendered options, which will be promptly after the scheduled expiration date of the exchange offer, which currently is December 30, 2002. If we extend the expiration date of the exchange offer, then issuance date of restricted stock units will be extended as well.

         SHARES OF COMMON STOCK. Your restricted stock units will be evidenced by the restricted stock unit agreement between you and us. You will not receive actual shares of common stock until your restricted stock units vest. Until you receive actual shares of common stock, you will not have any dividend, voting and other stockholder rights with respect to your restricted stock units.

         REGISTRATION OF COMMON STOCK. All shares of common stock to be issued in connection with the vesting of restricted stock units has been registered under the Securities Act on Registration Statements on Forms S-8 filed by us with the SEC. Unless you are considered one of our "affiliates," you will be able to sell your shares of common stock, free of any transfer restrictions under applicable securities laws.

         SUMMARY OF OUR 1998 STOCK PLAN

         In May of 1998, we adopted the 1998 Amended and Restated Stock Plan (i.e., the 1998 plan), which replaced the 1988 Amended and Restated Incentive Stock Plan and the 1993 Director Stock Option Plan. In early 2002, we amended the 1998 plan to permit us to grant restricted stock units in this exchange offer. Regardless of whether covered options were originally granted under the 1998 plan, we intend to issue all restricted stock units in this exchange offer under our 1998 plan. We have summarized below the provisions of our 1998 plan as it relates to the restricted stock units. The information in this summary is not complete and we recommend that you review each of our 1998 plan and the form of restricted stock unit agreement and form of stock option agreement that have been filed with the SEC.

         PURPOSE.  The purpose of our 1998 plan is to:

     o    attract, retain and reward valuable personnel,

     o give participants an additional incentive to contribute to the success of the company, and

     o align the economic interests of employees, officers, directors and consultants with those of Bell and our stockholders.

         ADMINISTRATION. Our compensation committee administers our 1998 plan. Subject to the terms of the particular plan, the committee has the authority to determine the persons to whom options and other awards will be granted, subject to eligibility requirements for grants of incentive stock options, and the terms of the options and other awards granted, including:

     o    the number of shares subject to each award,

     o    when the option or other awards becomes exercisable,

     o    the per share exercise or purchase price,

     o    the duration of the option or other award,

     o the time, manner and form of payment upon the exercise of an option or other award, and

     o    other terms and provisions governing the option or other award.

         The interpretation and construction by the committee of any provision of the 1998 plan or of any award granted under those plans are final unless otherwise determined by our board of directors.

         TYPES OF AWARDS. Our 1998 plan permits the committee to grant a variety of equity-based awards. The only awards applicable to this exchange offer are restricted stock units.

         ELIGIBILITY. The committee is authorized under our 1998 plan to grant awards to employees, officers, directors, consultants and advisors of Bell and its subsidiaries by providing them with stock options and other awards.

         NUMBER OF SHARES. As of October 31, 2002, 477,723 shares of common stock were available for future grants under the 1998 plan, and we had granted options to purchase an aggregate of 3,460,711 shares under the 1998 plan, net of cancellations and previously exercised options.

         SHARE RESERVE. The maximum aggregate number of shares of common stock that may be issued under the 1998 plan is 4,021,675 shares, plus an annual increase to be added on January 1 of each year, equal to the lesser of (i) 600,000 shares, (ii) 4% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors, subject to adjustment upon changes in capitalization of the Company. If any outstanding option or award that was originally issued under the 1998 plan expires or terminates, the shares allocable to the unexercised portion of that option or award may again be available for purposes of options and awards under the 1998 plan. If all covered options that were originally issued under the 1998 plan are tendered for exchange and accepted for cancellation, we will accept 1,419,000 1998 plan options and the number of shares available for grant under the 1998 plan will be increased by 642,917 (net of the 473,000 restricted stock units awarded under the 1998 plan in connection with this exchange offer). An additional 909,250 options are eligible for inclusion in this exchange offer, but were originally issued outside the 1998 plan. If all of these options are tendered in the exchange offer, the issuance of restricted stock units in exchange for these tendered options would reduce the number of shares reserved under the 1998 plan by 776,083.

         ADJUSTMENTS UPON CHANGE IN CAPITALIZATION. Our 1998 stock plan provides that in the event of any change in capitalization, the committee will make appropriate adjustments to outstanding options or other awards. A change in capitalization could result from, among other things, a stock dividend, cash or property dividend, stock split, reverse stock split, share combination, reclassification, recapitalization, merger, consolidation, spin-off, split-up, reorganization, issuance of warrants or rights or debentures, exchange of shares, repurchase of shares, change in corporate structure or a substantially similar event.

         TERMINATION AND AMENDMENT. Our 1998 stock plan will terminate on the day preceding the tenth anniversary of the date of its adoption by our board of directors. Our board of directors will be able to at any time and from time to time amend or terminate the plans. However, to the extent necessary under applicable law, no change will be effective without the requisite approval of our stockholders. In addition, no change will alter or adversely impair any rights or obligations under any stock option and other incentive award previously granted, except with the written consent of the grantee.

         TERM. The term of each award under our 1998 plan is fixed by the committee and may not exceed 10 years from the date of grant.

         GRANT AGREEMENTS. Each option grant or other award under each of our 1998 plan must be evidenced by an agreement that describes the terms of the grant.

         MERGER OR ASSET SALE. In the event of a merger of Bell with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option and other right shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or other right, the holder of the option or right shall become fully vest in and have the right to exercise the option or right as to all of the underlying shares of common stock.

9.       INFORMATION ABOUT BELL MICROPRODUCTS INC.

         We sell components that include disk drives, semiconductors, flat panel displays and related products, and other storage products and custom-configured computer products. Our products also include value-added services such as system design, integration, installation, maintenance and other consulting services combined with a variety of storage and computer hardware and software products. In addition, we offer network attached storage (NAS), storage area network (SAN) and other storage systems, computer platforms, tape drives and libraries and related software. Our selection of products and technologies, together with our independence, allows us to offer the best available hardware, software and service solutions for each customer. Customers can purchase our components as stand-alone products or in combination with certain value-added services.

         We were incorporated in California in 1987. Our principal executive offices are currently located at 1941 Ringwood Avenue, San Jose, California 95131-1721, and our telephone number is (408) 451-9400. A list of our directors and executive officers is attached on Schedule A to this exchange offer. Our World Wide Web site address is www.bellmicro.com. Information contained in our Web site is not incorporated by reference into this report, and you should not consider information contained in our Web site as part of this report. Our common stock is listed on the Nasdaq National Market under the symbol "BELM".

         Before deciding whether to tender your options under this exchange offer, we encourage you to review the financial information included on pages 24 through 45 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and on pages 3 through 14 of our Quarterly Report for the nine months ended September 30, 2002. We are incorporating by reference the financial information referred to in the preceding sentence into this exchange offer. Please see Section 16 of this exchange offer for information about how to obtain copies of this report or our other SEC filings.

                             SUMMARY FINANCIAL DATA


                                                                              Year Ended                Nine Months
                                                                             December 31,                  ended
                                                                                                       September 30,
                                                                         2000            2001               2002
                                                                                                        (unaudited)
Consolidated Statement of Operations Data:                                 (in thousands, except per share data)

Revenue....................................................             $1,804,102      $2,007,102       $1,572,536
Cost of revenue ...........................................              1,638,802       1,854,294        1,439,785
Total operating expenses ..................................                121,088         166,804          130,828
Interest expense and other income, net ....................                 14,495          20,362           12,944
                                                                        ----------      ----------       ----------
Net loss ..................................................             $   29,717      $  (34,358)      $   (8,045)
                                                                        ==========      ==========       ==========

Assets Data:
Total current assets ......................................             $  561,614      $  525,441       $  484,705
Non-current assets ........................................                 99,593         118,246          117,064
                                                                        ----------      ----------       ----------
Total assets ..............................................             $  661,207      $  643,687       $  601,769
                                                                        ==========      ==========       ==========
Liabilities and Stockholders' Equity Data:
Total current liabilities .................................             $  424,804      $  341,477       $  377,917
Long-term obligations, less current maturities.............                106,871         176,441           83,039
Total stockholders' equity ................................                129,532         125,769          140,813
                                                                        ----------      ----------       ----------
Total liabilities and stockholders' equity ................             $  661,207      $  643,687       $  601,769
                                                                        ==========      ==========       ==========

Consolidated Statement of Cash Flows Data:
Cash (used in) provided by operating activities ...........             $  (35,010)     $   36,765       $   33,351
Net cash used in investing activities .....................                (64,173)        (23,335)          (4,039)
Net cash provided by (used in) financing activities .......                101,967         (19,600)         (25,095)

Per Share Data:
Basic and diluted net loss per share ......................             $     1.05      $    (1.34)      $    (0.42)


         Upon the issuance of the restricted stock units contemplated by this exchange offer, and assuming 100% participation by eligible officers and employees, we will record a compensation expense equal to the fair market value of our common stock on the date of grant of the restricted stock units. As an example, assuming 100% participation by officers and employees eligible to participate in this exchange offer and a share price of $5.00, we will record a compensation expense of approximately $3,880,416 in connection with the grant of restricted stock units. This expense will be recognized evenly over four years as the restricted stock units vest.

         Except as otherwise described above or elsewhere in this exchange offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o a purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     o any material change in our present dividend rate or policy, or any material adverse change in our indebtedness or capitalization outside the ordinary course of business;

     o any change in our present board of directors, including any plan or proposal to change the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any current executive officer;

     o    any material change in our corporate structure or business;

     o our common stock not being authorized for quotation on the Nasdaq National Market;

     o our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act;

     o the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

     o the acquisition by any person of any of our securities from us (other than in connection with our 1998 plan or other outstanding option and warrant agreements) or the repurchase by us of any of our securities; or

     o a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

         The last reported price of our common stock on November 22, 2002 was $7.69 per share. The Nasdaq National Market generally requires listed issuers to maintain a minimum bid price of $1.00, and may delist an issuer whose share price falls below that threshold for an extended period of time. If we are unable to meet this or any of the other minimum listing requirements, we may be subject to delisting from the Nasdaq National Market, which would likely have a material adverse effect on the liquidity of our common stock and could affect your ability to sell your shares of common stock or any common stock received upon exercise of your stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS.

         Our executive officers as a group beneficially owned covered options to purchase a total of 997,500 shares of our common stock, which represented approximately 42.8% of all covered options outstanding as of that date. For information with respect to the beneficial ownership by our directors and executive officers of our common stock, please refer to our 2002 Annual Proxy Statement, incorporated herein by reference. Our executive officers have currently tendered for exchange 402,500 covered options in the exchange offer (subject to their continuing right to withdraw their respective elections in accordance with the terms of the exchange offer).

         Other than as otherwise described below and other than ordinary course purchases under our stock incentive plans and ordinary course grants of stock options to non-employee directors and executive officers, there have been no transactions in options to purchase our common stock or that were effected during the past 60 days by us or, to our knowledge, by any of our directors or executive officers. In addition, except as otherwise described below and other than outstanding options to purchase common stock granted from time to time to our non-employee directors and executive officers under our stock incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers is a party to any agreement, arrangement, contract, understanding or relationship with any other person relating, directly or indirectly, to this exchange offer with respect to any of our securities.

         Directors who are not employees of the Company receive an annual fee of $8,000, payable quarterly, a fee of $4,000 for each board meeting attended in person, $2,000 per committee meeting attended in person, and $2,000 per board or committee meeting attended by telephone. In addition, under the terms of the 1998 plan, each non-employee director automatically receives a nonqualified option to purchase 22,500 shares of common stock upon his or her initial election as a director and a nonqualified option to purchase 7,500 shares of common stock annually thereafter.

         The Compensation Committee, which consists of Gordon A. Campbell, Edward L. Gelbach and David M. Ernsberger, reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company, among other things. The Compensation Committee has met multiple times during fiscal year 2002.

11. ACCOUNTING CONSEQUENCES OF THE EXCHANGE OFFER.

         ACCOUNTING CONSEQUENCES. We will be required to record a fixed non-cash compensation expense in connection with the issuance of the restricted stock units, based on the value of the restricted stock units on the date of issuance. As an example, assuming 100% participation by officers and employees eligible to participate in this exchange offer and a share price of $5.00, we will record a compensation expense of approximately $3,880,416 in connection with the grant of restricted stock units. This expense will be recognized evenly over four years as the restricted stock units vest.

         Eligible options that are not tendered in the exchange offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in the share price of our common stock as a compensation expense for those options over the vesting period once the share price of our common stock exceeds the exercise price of the options. We will have to continue this variable accounting for all non-tendered options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will have to record.

12. LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this exchange offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the restricted stock units or options as described in this exchange offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this exchange offer to accept tendered options and to issue restricted stock units is subject to the conditions described in
Section 6 of this exchange offer.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under this exchange offer. This discussion is based on the Internal Revenue Code, Treasury Regulations and administrative rulings and judicial decisions as of the date of this exchange offer, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the substantial presence test under the Internal Revenue Code. U.S. residents are taxed for U.S. federal income purposes as if they were U.S. citizens. This summary does not discuss state, local and foreign taxes and does not discuss U.S. federal taxes other than income taxes (e.g., estate and gift tax laws).

         Tax matters are very complicated, and the tax consequences to you of the exchange of options under this exchange offer will depend on the facts of your particular situation. We urge you to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer, and the effect of any proposed change in the tax laws.

         GENERAL. Unless you file a Section 83(b) election with the IRS as discussed below, there will be no immediate tax consequences to you from receiving the restricted stock units in exchange for your covered options. Since the shares of common stock covered by the restricted stock units are not vested upon their issuance to you, the exchange will not initially be a taxable event for you. However, as your restricted stock units vest over time, you will be required to recognize taxable ordinary income in an amount equal to the fair market value of the restricted stock units based on the closing price of our common stock on the last trading day before each vesting date.

         SUBSEQUENT SALE OF COMMON STOCK. Upon a sale or other taxable disposition of the common stock covered by the restricted stock units that have vested, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value on the date of vesting. A capital loss will result to the extent the amount realized upon a sale is less than such fair market value. The gain or loss will be long-term if you hold the restricted stock units for more than one year after vesting occurs. The capital gain holding period for the restricted stock units will start on the day after date of vesting and end on the settlement date of the sale.

         PAYMENT OF INCOME AND PAYROLL TAXES. Since there will be no immediate tax consequences to you from receiving the restricted stock units (unless you make a Section 83(b) election with the IRS as discussed below), upon issuance of the restricted stock units we will not be required to withhold money from you to satisfy your income and payroll tax obligations. As your restricted stock units vests over time, you will be required to recognize taxable ordinary income, as described in the answer to Question 17. This means that the ordinary income will be reflected on your year-end W-2 in each year that your restricted stock units vest, and we will have an obligation to withhold federal and state income and payroll taxes, much like the obligation that arises when we pay you your salary or a bonus.

         We are offering you various alternatives to satisfy your income and payroll tax obligations. The alternatives are as follows:

     o You may authorize us to make four (4) equal payroll deductions if you are paid every two weeks or two (2) equal payroll deductions if you are paid monthly to pay your minimum income and payroll taxes. If you choose this alternative, withholdings will begin in the first pay period following each annual vesting date.

     o You may elect to pay us, within 30 days immediately following each annual vesting date, all minimum income and payroll taxes by delivering a personal check to us. If you choose this alternative, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy any unsatisfied portion of your withholding obligation.

     o You may elect to sell a portion of your shares of common stock during the 30-day period immediately following each annual vesting date. If you make this election, E*Trade will automatically withhold minimum income and payroll taxes and remit them directly to us. If you choose this alternative, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy any unsatisfied portion of your withholding obligation.

Within 60 days prior to each annual vesting date, you must notify us in writing which alternative you have chosen. This election can be made by mailing or faxing to us the Tax Withholding

Election Form, a form of which we filed as Exhibit (a)(1)(G) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on November 25, 2002. We will send this election form to you approximately 30 days before you are required to notify us of the alternative you have chosen. If you do not notify us in writing at least 60 days prior to each annual vesting date of the alternative you have chosen, we will deduct the entire amount of the tax obligation in the first pay period (and subsequent pay periods if necessary) following the vesting date for which such election should have been made. You may make a different election for each of your four (4) annual vesting dates. If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and payroll taxes, we will deduct the entire amount of your tax obligation from your final paycheck.

         We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by you with respect to the vesting of restricted stock units. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by you.

         SECTION 83(b) ELECTION. If you make a Section 83(b) election with respect to your receipt of restricted stock units, you will be required to recognize income immediately upon the exchange of your eligible options for restricted stock units. The amount of income to be recognized will be equal to the fair market value of the restricted stock units you receive (determined without regard to the restrictions). This fair market value will be equal to the closing price of our common stock on the last trading day preceding the day on which the restricted stock units are issued in the exchange.

         If an election under Section 83(b) is made, no further ordinary income or loss will be recognized by you as the restricted stock units vest, regardless of the fair market value of the stock at the time the vesting occurs. If your employment terminates and you forfeit your restricted stock units, you will not be entitled to any deduction, regardless of having paid tax with respect to the forfeited shares.

         You will be asked to certify in your transmittal letter accepting the offer to exchange eligible options that you do or do not intend to make the
Section 83(b) election. If you certify that you will be making the Section 83(b) election, you will be required to make a one-time cash payment to us sufficient to cover your income and payroll taxes within 30 days of receiving your restricted stock unit agreement. If we do not receive payment within this 30 day period, we will deduct the entire amount of the tax obligation in the first pay period (and subsequent pay periods if necessary) following the expiration of this 30-day period.

         U.S. FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO OUTSTANDING INCENTIVE STOCK OPTIONS. You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock units. We do not believe that our exchange offer to you will change any of the terms of your eligible incentive stock options if you do not accept this exchange offer. However, the IRS may characterize our exchange offer to you as a "modification" of those incentive stock options, even if you decline this exchange offer. A successful assertion by the IRS that the options are modified could affect the continued status of the options as incentive stock options (as opposed to non-qualified options) and would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise.

14.  MATERIAL INTERNATIONAL TAX CONSEQUENCES.

         GENERAL. The following is a general summary of the tax consequences of participating in the exchange offer for non-U.S. officers and employees, which may differ from and be more adverse than the tax consequences to a U.S. taxpayer or resident. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. These summaries are limited to the tax consequences of the exchange offer and the initial taxable event connected to the restricted stock units. Generally, these summaries do not address any net wealth tax that may be due when the restricted stock units vest, or income tax that may be due upon the subsequent sale of shares of common stock or in connection with dividends paid with respect to such shares of common stock, if any. This discussion is based on tax laws as of the date of this exchange offer. Please note that tax laws change frequently and occasionally on a retroactive basis. If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

         PAYMENT OF TAXES. We are offering you various alternatives to satisfy your income and payroll tax obligations. The alternatives are as follows:

     o You may authorize us to make four (4) equal payroll deductions if you are paid every two weeks or two (2) equal payroll deductions if you are paid monthly to pay your minimum income and payroll taxes. If you choose this alternative, withholdings will begin in the first pay period following each annual vesting date. In the United Kingdom, officers and employees are required to pay any tax or National Insurance Contribution liability to us within 30 days of vesting. As a result, officers and employees in the United Kingdom may NOT select this alternative since withholdings would not be completed prior to the end of this 30-day period.

     o You may elect to pay us, within 30 days immediately following each annual vesting date, all minimum income and payroll taxes by delivering a personal check to us. If you choose this alternative, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy any unsatisfied portion of your withholding obligation.

     o You may elect to sell a portion of your shares of common stock during the 30-day period immediately following each annual vesting date. If you make this election, E*Trade will automatically withhold minimum income and payroll taxes and remit them directly to us.

          If you choose this alternative, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy any unsatisfied portion of your withholding obligation.

Within 60 days prior to each annual vesting date, you must notify us in writing which alternative you have chosen. This election can be made by mailing or faxing to us the Tax Withholding Election Form, a form of which we filed as Exhibit (a)(1)(G) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on November 25, 2002. We will send this election form to you approximately 30 days before you are required to notify us of the alternative you have chosen. If you do not notify us in writing at least 60 days prior to each annual vesting date of the alternative you have chosen, we will deduct the entire amount of the tax obligation in the first pay period (and subsequent pay periods if necessary) following the vesting date for which such election should have been made. You may make a different election for each of your four (4) annual vesting dates. If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and payroll taxes, we will deduct the entire amount of your tax obligation from your final paycheck.

         DEPENDING ON THE PARTICULAR COUNTRY WHERE YOU PAY EMPLOYMENT TAXES, WE MAY NOT HAVE ANY WITHHOLDING TAX OBLIGATIONS WITH RESPECT TO YOU AND, THEREFORE, INFORMATION IN THIS EXCHANGE OFFER REGARDING PAYING TAXES TO US MAY NOT APPLICABLE TO YOU. TO DETERMINE IF WE HAVE WITHHOLDING TAX OBLIGATIONS IN CONNECTION WITH THE ISSUANCE OR VESTING OF RESTRICTED STOCK UNITS WE ISSUE TO YOU, PLEASE READ THE BELOW SUMMARY OF TAX CONSIDERATIONS THAT IS APPLICABLE TO YOU.

SUMMARY TAX IMPLICATIONS

         (a) BELGIUM. You will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. When the restricted stock units vest and the related shares are distributed, you will be subject to income tax on the fair market value of those shares on the vesting date. There is a possibility that this taxable amount may be reduced by the value, if any, of your cancelled covered options. You should consult your financial and/or tax adviser to discuss this issue. We are not required to withhold or report income tax or social insurance contributions at the time of grant or vesting. It is your responsibility to report and pay any taxes resulting from the grant or vesting of your restricted stock units.

         (b) CANADA. The tax treatment of the exchange of eligible options for the grant of common stock units is uncertain. It is possible that the Canada Customs and Revenue Agency (the "CCRA") will treat the exchange as either (i) a taxable exchange of employee stock options in exchange for the grant of common stock units or (ii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of new and unrelated common stock units). If the transactions are treated as two separate transactions by the CCRA, you will be considered to have disposed of your eligible options for no consideration and, therefore, the exchange of eligible options for the grant of common stock units will not be a taxable event. The discussion in this summary assumes the transactions will be treated by the CCRA as two separate transactions.

         When the common stock units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions. You will be taxed on the fair market value of those shares on the vesting date. We will report the income recognized at vesting to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which your common stock units vest.

         We will withhold income tax or social insurance contributions on your taxable income as your restricted stock units vest.

THE TAX CONSEQUENCES OF THE EXCHANGE AND THE RECEIPT AND VESTING OF COMMON STOCK UNITS FOR CANADIAN RESIDENT INDIVIDUALS IS UNCERTAIN SO WE RECOMMEND YOU CONSULT WITH YOUR OWN TAX ADVISORS.

         (c) CHILE. You will not be subject to tax as a result of the voluntary exchange of covered options for the grant of restricted stock units. When the restricted stock units vest and the related shares are distributed, you will be subject to taxation. It is likely that the market value of those shares at the time of distribution will be deemed "ordinary income of foreign source" and thus subject to First Category Tax and to Surtax at the time of payment. As a result, we will not be required to withhold or report income tax or social insurance contributions when the restricted stock units vest. You will be responsible for reporting and registering your investment with the Central Bank of Chile and/or with the Chilean Internal Revenue Services and for paying any tax liability upon the vesting of your restricted stock units.

         (d) GERMANY. You will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. When the restricted stock units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the fair market value of those shares on the vesting date. Under current laws, we will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on the income received at vesting. You are responsible for paying any difference between the actual tax liability and the amount withheld.

         (e) NETHERLANDS. You will not be subject to tax when restricted stock units are granted to you. When the restricted stock units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. We must withhold and report at the time you are subject to tax. Therefore, if you deferred taxation on your eligible options to the time of exercise through an Election to Defer Taxation, you may be subject to wage tax and social insurance contributions on the taxable amount due at the date of grant. However, we will not withhold any taxes or social insurance until such obligations are confirmed.

         We will withhold wage tax and social security contributions on the income recognized upon vesting of your restricted stock units. You are responsible for paying any difference between the actual tax liability on your restricted stock units and the amount withheld. It is your responsibility to report and pay any investment yield taxes resulting from the holding of shares.

         (f) SWEDEN. Eligible employees who are residents of Sweden who exchange eligible options for share awards will not be required to recognize income for Swedish income tax purposes at the time of the exchange. At the date of grant of the share awards, eligible employees who are residents of Sweden will not be required to recognize income for Swedish income tax purposes. Upon the vesting restricted stock units each year the employee will recognize income from employment, taxable as ordinary income, in an amount equal to the market value of the shares vested, calculated by reference to the closing price of the shares on the day of vesting. The income will be subject to regular rates of income tax. We will withhold income tax on the income received at vesting. You are responsible for paying any difference between the actual tax liability and the amount withheld.

         (g) UNITED KINGDOM. The following is based on the U.K. tax laws in effect in the U.K. as of April 6, 2002. You will not be subject to tax as a result of the exchange of covered options for the grant of restricted stock units. When the restricted stock units vest and the related shares are distributed, you will be subject to income tax and National Insurance Contributions on the fair market value of those shares on the vesting date. We will withhold from you, your portion of the tax due on the vested restricted stock units under the Pay As You Earn system ("PAYE"), and will deliver the income tax withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any tax or National Insurance Contribution liability to us within 30 days of vesting. If you fail to pay your employer the income tax due within 30 days of the vesting date of your restricted stock units, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the vested restricted stock units. This will give rise to a further income tax charge.

         We are required to report the details of the exchange of eligible options, the grant of your restricted stock units and the vesting of your restricted stock units on its annual U.K. Inland Revenue tax return. In addition to our reporting obligations, you must report details of any liabilities arising from the vesting of your restricted stock units to the U.K. Inland Revenue on your personal U.K. Inland Revenue tax return.

15. EXTENSION OF EXCHANGE OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6, "Conditions of the Exchange Offer," has occurred or is deemed by us to have occurred, to extend the period of time during which this exchange offer is open and thereby delay the acceptance for exchange and cancellation of any options surrendered or exchanged by publicly announcing the extension and giving oral or written.

         Before the expiration date to terminate or amend this exchange offer, we may postpone our decision of whether or not to accept and cancel any covered options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling covered options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration exchange offered or return the tendered options promptly after we terminate or withdraw this exchange offer.

         As long as we comply with any applicable laws, we may amend this exchange offer in any way, including decreasing or increasing the consideration exchange offered in this exchange offer to option holders or by decreasing or increasing the number of covered options to be exchanged or surrendered in this exchange offer.

         We may amend this exchange offer at any time by publicly announcing the amendment. If we extend the length of time during which this exchange offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to this exchange offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

         If we materially change the terms of this exchange offer or the information about this exchange offer, or if we waive a material condition of this exchange offer, we will extend this exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an exchange offer must remain open following material changes in the terms of this exchange offer or information about this exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     o increase or decrease what we will give you in exchange for your covered options, or

     o increase or decrease the number or type of options eligible to be exchanged in this exchange offer.

         If this exchange offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this exchange offer for a period of at least 10 business days after the date the notice is published.

16. FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange covered options under this exchange offer.

17. ADDITIONAL INFORMATION.

         This exchange offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This exchange offer does not contain all of the information contained in the

Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-21528), filed with the SEC on April 1, 2002;

     (b) our Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, filed with the SEC on November 14, 2002;

     (c) our definitive Proxy Statement for our 2002 annual meeting of stockholders, filed with the SEC on April 19, 2002;

     (d) our most recent Current Reports on Form 8-K, filed with the SEC on August 13, 2002 and August 14, 2002; and

     (e) the description of our common stock contained in our Registration Statement on Form S-1 (No. 33-60954) originally filed with the SEC on April 14, 1993, including all amendments.

         These filings, our other annual, quarterly and current reports, our proxy statement and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

      450 Fifth Street, N.W.                         500 West Madison
           Room 1024                                     Suite 1400
     Washington, D.C.  20549                         Chicago, IL  60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BELM," and our SEC filings can be read at the following Nasdaq address:

                  Nasdaq Operations
                  1735 K Street, N.W.
                  Washington, D.C.  20006

         We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                  Bell Microproducts Inc.
                  Attn:  Human Resources
                  1941 Ringwood Avenue
                  San Jose, California 95131-1721
or by telephoning us at (408) 451-9400 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

         As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this exchange offer, you should rely on the statements made in the most recent document. The information contained in this exchange offer about Bell should be read together with the information contained in the documents to which we have referred you.

18. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

         This exchange offer and our SEC reports referred to in Section 16 above include "forward-looking statements." When used in this exchange offer, the words "may," "will," "could," "should," "anticipates," "believes," "estimates," "expects," "intends" and "plans" as they relate to Bell, our subsidiaries or our management are intended to identify these forward-looking statements. All statements by us regarding expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasting trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. We wish to caution you that the forward-looking statements in this exchange offer and our SEC reports referred to in Section 16 above are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2002.

         We caution you to consider carefully these factors as well as the specific factors discussed with each specific forward-looking statement in this exchange offer and in our other filings with the Securities and Exchange Commission. These factors, in some cases, have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements expressed in this annual report. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved.

         You are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. As a general policy, we do not intend to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

                                   SCHEDULE A

             INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
                           OF BELL MICROPRODUCTS INC.

         The directors and executive officers of Bell Microproducts Inc. and their positions and offices as of November 15, 2002, are set forth in the following table:

                                                                                                 COVERED OPTIONS
        NAME                           POSITION AND OFFICES HELD                               BENEFICIALLY OWNED
        W. Donald Bell                 President, Chief Executive Officer and Chairman of            300,000
                                       the Board
        James E. Ousley                Vice Chairman                                                 100,000
        Gordon A. Campbell             Director                                                         0
        Glenn E. Penisten              Director                                                         0
        Edward L. Gelbach              Director                                                         0
        Eugene B. Chaiken              Director                                                         0
        David M. Ernsberger            Director                                                         0
        Nick Ganio                     President, Enterprise Solutions                              300,000
        Ian French                     President, Europe                                            175,000
        Philip M. Roussey              Exec. Vice President, Enterprise Solutions                    20,000
                                       Distribution
        James E. Illson                Exec. Vice President, Finance and Operations and                 0
                                       Chief Financial Officer
        Robert J. Sturgeon             Vice President Operations, Chief Information Officer          20,000
        Richard J. Jacquet             Vice President, Human Resources                               82,500


The address of each director and executive officer is: c/o Bell Microproducts Inc., 1941 Ringwood Avenue, San Jose, California, 95131-1721.